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                                                                  EXHIBIT (c)(2)



                                FIRST AMENDMENT
                                       TO
                              MANAGEMENT AGREEMENT


                 First Amendment, dated as of February 28, 1997 (the "First Amendment"), to the Second Amended and Restated Management Agreement, dated as of January 22, 1997 (the "Second Amended and Restated Agreement"), by and between Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation (the "Company"), and Bart S. Brodkin (the "Executive").

                 WHEREAS, Dr Pepper Bottling Company of Texas, a Texas corporation ("Parent"), and DPB Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Subsidiary"), and the Company propose to enter into an Agreement and Plan of Merger, to be dated as of February 28, 1997 (as the same may be amended from time to time, the "Merger Agreement"), pursuant to which Parent will acquire the Company pursuant to a tender offer (the "Tender Offer") followed by a merger of Subsidiary with and into the Company, resulting in the Company becoming a wholly-owned subsidiary of Parent;

                 WHEREAS, Parent and Subsidiary will not enter into the Merger Agreement unless the Company and the Executive enter into this First Amendment; and

                 WHEREAS, the Executive and the Company wish to induce Parent and Subsidiary to enter into the Merger Agreement and, accordingly, desire to amend the Second Amended and Restated Agreement as provided herein;

                 NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                 1. Amendment of Section 2(a)(i). Section 2(a)(i) of the Second Amended and Restated Agreement is hereby amended by deleting the last sentence in that section in its entirety and replacing such sentence with the following sentence:

                 Executive shall also be entitled to receive (y) an allowance equal in amount to $2,000 per month for automobile and club expenses and (z) such other benefits, payments, allowances as the Board (or an appropriate committee of the Board) may from time to time make available to Executive.
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                 2.       Amendment of Section 2(b)(i).  Section 2(b)(i) of the
Second Amended and Restated Agreement is hereby amended by deleting the last sentence of the section in its entirety and replacing such sentence with the following sentence:

                 Executive will devote his best efforts and all of his business time to the business of the Company and its Affiliates (except for reasonable periods of illness or other incapacity).

                 3. Amendment of Section 2(b)(ii). Section 2(b)(ii) of the Second Amended and Restated Agreement is hereby deleted in its entirety and replaced with the following new Section 2(b)(ii):

                          (ii) The Executive's principal office and place of employment shall be at a location not greater than 50 miles from its location as of the consummation of the Tender Offer.

                 4. Amendment of Section 2(d). Section 2(d) of the Second Amended and Restated Agreement is hereby deleted in its entirety and is replaced with the following new Section 2(d):

                 (d) Termination. The Employment Period will be from the date hereof until December 31, 1999; provided, however, that the Employment Period will automatically renew on the last day of the Employment Period for a period of one year unless the Company or the Executive notify the other in writing at least 90 days prior to the expiration of the Employment Period of the Company's or Executive's intention not to renew the Employment Period and thereby terminate this Agreement. In addition, this Agreement will terminate upon the (i) the Executive's death or Disability (as defined below), (ii) the date on which the Executive is terminated for Cause (as defined below) or (iii) the Executive's normal retirement at age 65 or older, whichever occurs first.

                 5. Amendment of Section 2(e)(i)(B). Section 2(e)(i)(B) of the Second Amended and Restated Agreement is hereby deleted in its entirety and replaced with the following new Section 2(e)(i)(B):

                 (B), until the earlier of the expiration of the Remaining Term or the Executive's 65th birthday,





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                 the Executive shall continue to be eligible to participate in all life, medical and dental insurance plans on the same basis as senior management employees of the Company who are eligible to participate from time to time (it being agreed that in the event Executive shall elect to so participate in any such plan pursuant to this clause (B), the Company will provide benefits at its expense under such plan to the Executive to the same extent that it provides benefits at its expense under such plan to senior management employees).

                 6. Amendment to Section 2(e)(i). Section 2(e)(i) of the Second Amended and Restated Agreement is hereby amended by adding the following sentence to the end of Section 2(e)(i):

                 Notwithstanding an election by Executive to receive the amounts payable pursuant to this Section 2(e)(i) in respect of Base Salary in a lump sum payment, the Company's obligation to make such lump sum payment shall be suspended to the extent, and for only so long as, such payment is prohibited by, or otherwise would constitute or could reasonably be expected to result in a default or an event of default under, any of the debt financing agreements to which Parent or any of its subsidiaries may be a party from time to time.

                 7. Amendment of Section 2(e)(ii). Section 2(e)(ii) of the Second Amended and Restated Agreement is hereby deleted in its entirety and replaced with the following text:

                          (ii) If Executive's employment is terminated by reason of his death, the Company will pay to Executive's estate or representative a severance payment in the amount of one year's Base Salary as in effect at such time. In such event, the Company shall have no further obligations to Executive under this Agreement.

                 8. Amendment of Section 2(f). Section 2(f) of the Second Amended and Restated Agreement is hereby deleted in its entirety and replaced with the following text:

                          (f)  Reserved.





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                 9.       Amendments to Section 6.

                 a. Amendment of Definition of "Cause". The definition of "Cause" under Section 6 ("Definitions") of the Second Amended and Restated Agreement is hereby amended by deleting the phrase "clauses
         (ii), (iii), (iv), (v) or (vi) above" in each place where it occurs and replacing it with the phrase "clauses (v) or (vi)."

                 b. Amendment of Definition of "Good Reason". The definition of "Good Reason" under Section 6 ("Definitions") of the Second Amended and Restated Agreement is hereby amended as follows:

                          (i) Subparagraph (c) is deleted and restated in its entirety to read as follows:

                                (c) a requirement that the Executive relocate to a location more than 50 miles away from the present location of the Company's principal executive offices as of the consummation of the Change of Control or the imposition on the Executive of business travel obligations substantially greater than his business travel obligations during the year prior to the consummation of the Change of Control;

                          (ii) Subparagraph (d) is deleted in its entirety and is restated to read as follows:

                                (d)  reserved;

                          (iii) Subparagraph (e) is deleted and restated in
                 its entirety to read as follows:

                                (e)  a substantial reduction in the level of
                          retirement, life, health, accident or disability benefits provided under Company Plans in the aggregate from the level of such benefits that existed prior to the consummation of the Change of Control;

                          (iv) Subparagraph (f) is deleted in its entirety and is restated to read as follows:

                                (f)  reserved.

                 c. Inclusion of Definition of "Disability". The following definition for "Disability" is added to





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         Section 6 ("Definitions") of the Second Amended and Restated Agreement
         to read as follows:

                          "Disability" shall have the same meaning as the term
                 "Total Disability" has under the Company's Employee Long-Term Disability Coverage program.

                 10. Effectiveness. This First Amendment shall become effective immediately prior to the purchase of shares of common stock in the Tender Offer by Subsidiary and shall be of no further force or effect if the Merger Agreement is terminated.

                 11. Continuing Effect. Except as expressly amended hereby, the Second Amended and Restated Agreement, and all rights and obligations of the Executive and the Company thereunder, shall remain in full force and effect. This First Amendment shall not, except as expressly provided herein, be deemed to be a consent to any waiver or modification of any terms or provisions of the Second Amended and Restated Agreement.

                 12. Governing Law. This First Amendment shall be governed by the construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

                 13. Counterparts. This First Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                 14. Amendment, Supplement and Waiver. This First Amendment may not be amended or supplemented, nor may any rights or obligations hereunder be waived, except in writing and then only with the prior written consent of Parent, who shall be a third party beneficiary of this First Amendment.


           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]




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                 IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this First Amendment as of the date first above written.

                                        EXECUTIVE:

                                        /s/ BART S. BRODKIN
                                        ----------------------------------------
                                        Bart S. Brodkin


                                        COMPANY:

                                        SEVEN-UP/RC BOTTLING CO. OF
                                        SOUTHERN CALIFORNIA, INC.


                                        By: /s/ BARTON S. BRODKIN
                                           -------------------------------------
                                        Name:   Barton S. Brodkin
                                             -----------------------------------
                                        Title:  Chairman, President and CEO
                                              ----------------------------------


Joined in as of the 28th day
of February, 1997, for the purposes
set forth in Section 14 above:

DR PEPPER BOTTLING OF TEXAS


By:  /s/ JIM L. TURNER
   ----------------------------------
Name:  Jim L. Turner
     --------------------------------
Title:  President
      -------------------------------





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